Exhibit 99.1

Investor Contact:
Quintin Lai Vice President, Investor Relations (610) 594-3318
West Announces Second-Quarter 2017 Results
- Conference Call Scheduled for 9 a.m. EDT Today -

Exton, PA, July 27, 2017 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the second-quarter 2017 and updated financial guidance for the full-year 2017.

Second-Quarter 2017 Highlights

•	Reported net sales of $397.6 million, a record high, grew 2.5% over the prior-year quarter. Net sales at constant currency (organic) grew by 3.9%.

•
Second-quarter 2017 reported-diluted EPS was $0.51, compared to $0.60 in the prior-year quarter. Second-quarter 2017 adjusted diluted EPS was $0.66, compared to $0.59 in the prior-year quarter. Second-quarter 2017 reported and adjusted-diluted EPS include the impact of a tax-related EPS benefit of $0.13 regarding share-based payment transactions.

•
Revising full-year 2017 sales and adjusted-diluted EPS guidance. Full-year 2017 sales guidance is expected to be in a range between $1.585 billion and $1.600 billion, compared to the prior guidance range between $1.585 billion and $1.610 billion. Full-year 2017 adjusted-diluted EPS guidance is expected to be in a range between $2.66 and $2.73, compared to the prior guidance range between $2.66 and $2.78. Both current and prior guidance ranges include the favorable impact from tax-related benefits associated with share-based payment transactions.

“Adjusted diluted EPS” and “net sales at constant currency” are Non-GAAP measurements. See discussion under the heading “Non-GAAP Financial Measures” in this release.

Executive Commentary

“Following a strong start to the year, we generated approximately 4% organic sales growth in the second-quarter,” said Eric M. Green, President and Chief Executive Officer. “However, due to an unfavorable sales mix in the quarter, our margins did not meet our expectations.”
“Strong Contract-Manufactured Products sales growth and solid performance of the Pharma market unit did not offset the softness in the Generics market unit and, to a lesser extent, Biologics market unit, which were impacted by customer inventory management and delays in several new drug launches. In addition, our Generics unit experienced lower volumes from select customers that have had their production impacted by regulatory issues.”
Mr. Green concluded, “We believe that we are taking the appropriate actions to bring our full-year 2017 results in-line with our updated guidance. We see no fundamental change in the markets we serve. We have confidence in our strategy and our long-term view of West’s ability to grow organic sales 6% to 8% per year with expanding margins for the next several years. West has participated on 100% of the newly-approved biologic drugs in the U.S. this year, and we are encouraged by indications that a number of large customers are resuming their typical order patterns. We continue to invest in our business to fuel our long-term growth potential and are managing our costs. Based on market dynamics and customer order patterns, we expect sales performance to continue to build over the balance of the year, with normal seasonality trends for the third and fourth quarters.”

Second-Quarter 2017 Financial Results (comparisons to prior-year period)

Reported net sales were $397.6 million, compared to $388.0 million. Reported net sales growth was 2.5%. On a constant-currency basis, sales growth was 3.9%.
Proprietary Products segment reported net sales were $312.8 million, compared to $311.0 million. Reported net sales growth was 0.6%. Organic sales growth was 2.2%, led by mid-single digit growth in the Pharma and Biologics market units. The Generics market unit organic sales declined mid-single digits. Weaker-than-expected Biologics and Generics market unit performance also resulted in low-single digit organic sales growth for high-value products.
Committed orders in the Proprietary Products segment at June 30, 2017 were $382 million, a decrease of 7% at constant currency compared to June 30, 2016, and a decrease of 0.8% at constant currency compared to December 31, 2016.
Contract-Manufactured Products segment reported net sales were $84.9 million, compared to $77.2 million. Reported net sales growth was 9.9%, and organic sales growth was 10.5%.
Gross profit margin was 31.4%, a decrease of 300 basis points. Proprietary Products segment gross profit margin was 35.4%, a decrease of 310 basis points due to weaker Generics and Biologics market unit sales growth and to higher labor costs and unabsorbed overhead. Contract-Manufactured Products segment gross profit margin was 16.8%, a decrease of 80 basis points due to increased labor and overhead costs, partially offset by sales price increases and production efficiencies.
Second-quarter 2017 reported operating profit was $42.7 million, which represented an operating profit margin of 10.7%. Excluding the impact of the deconsolidation of our Venezuelan subsidiary, second-quarter 2017 adjusted operating profit was $53.8 million, representing an adjusted operating profit margin of 13.5%, a year-over-year decrease of 190 basis points. The major driver for this decline is lower gross profit margins, partially offset by lower R&D and SG&A expense on a combined basis as a percentage of sales.

Income tax expense in the quarter was $2.9 million, which represented an effective tax rate of 7.1%. The effective tax rate reflects the impact of a tax benefit of $9.6 million associated with the previously-discussed adoption of FASB-issued guidance. Our estimated full-year 2017 effective tax rate, excluding this tax benefit and other discrete tax benefits, is 30.8%.
During the quarter, the Company did not repurchase any shares. For the first six months of 2017, the Company repurchased 325,000 shares for $26.9 million. There are 475,000 shares available to be repurchased in the program authorized by our Board of Directors in December 2016.

Full-Year 2017 Financial Guidance

The Company is revising its full-year 2017 constant-currency (organic) sales growth guidance to approximately 6%, compared to a prior guidance range of 7% to 9%.
West’s expected full-year 2017 net sales, margin and EPS guidance are as follows:

(in millions, except EPS)	2017 Updated Guidance	Prior Guidance
Consolidated net sales	$1,585 to $1,600	$1,585 to $1,610
Consolidated gross profit margin (% of net sales)	32.7% to 33.3%	34.4% to 34.8%
Proprietary Products net sales	$1,240 to $1,250	$1,245 to $1,260
Contract-Manufactured Products net sales	$345 to $350	$340 to $350
Full-Year adjusted-diluted EPS*	$2.66 to $2.73	$2.66 to $2.78

* Includes the reported-diluted EPS impact of $0.34 for the first-half 2017 tax benefit associated with the previously-discussed adoption of FASB-issued guidance.

The principal currency assumption used in preparing these estimates is the translation of the euro at $1.14 for the remainder of 2017, compared to a prior assumption of $1.05 per euro.
Excluding the impact from tax benefits associated with the previously-discussed adoption of FASB-issued guidance, the Company expects that its annual effective tax rate will be 30.8%. The Company does not plan on forecasting future benefits as they could vary quarter to quarter with the time and size of stock option exercises. Instead, the Company will include the impacts with each reported period. As a point of reference, the Company would have had $2 million of net income benefit in the second quarter of 2016 and would have had $18 million for the full-year 2016, resulting in an EPS benefit of $0.01 in the second-quarter 2016 and $0.24 for the full-year 2016.
The Company estimates its 2017 capital spending to be up to $150 million, compared to a prior guidance range between $150 million and $175 million.

Second-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 47244012.
A live broadcast of the conference call will be available at the Company’s website, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.
An online archive of the broadcast will be available at the website three hours after the live call and will be available through Thursday, August 3, 2017, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 47244012.

Forward-Looking Statements

Certain forward-looking statements are included in this release. They use such words as “expected,” “reflects,” “no fundamental change,” “we are encouraged,” “continue,” “see,” “increase,” “remain,” “may,” “believe,” “expects,” “revising,” “include,” “estimates,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. There is no certainty that actual results will be achieved in-line with current expectations. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive. For a description of certain additional factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the Company's Annual Report on Form 10-K for the years ended December 31, 2016.
Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

This press release and the preceding discussion of the Company’s results, financial guidance, and the accompanying financial tables use the following financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP), and therefore are referred to as Non-GAAP financial measures:

•	Net sales at constant currency (organic sales growth)

•	Adjusted operating profit

•	Adjusted operating profit margin

•	Adjusted income tax expense

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Total invested capital

•	Net debt-to-total invested capital
The Company believes that these Non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. The Company’s executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to its segments. The Company believes that the use of these Non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.
The Company’s executive management does not consider such Non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, Non-GAAP financial measures are presented in connection with GAAP results. The Company urges investors and potential investors to review the reconciliations of its Non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.
Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period. In calculating adjusted operating profit, adjusted operating profit margin, adjusted income tax expense, adjusted net income and adjusted diluted EPS, the Company excludes the impact of items that are not considered representative of ongoing operations. Such items may include restructuring and related costs, certain asset impairments, other specifically-identified gains or losses, and discrete income tax items. A reconciliation of these adjusted Non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.
The following is a description of the items excluded from adjusted operating profit, adjusted income tax expense, adjusted net income, and adjusted diluted EPS for the three and six months presented in the accompanying tables:
Venezuela deconsolidation - During the three and six months ended June 30, 2017, due to its continued reduced access to U.S. Dollar settlement controlled by the Venezuelan government,

the Company recorded a charge of $11.1 million related to the deconsolidation of its Venezuelan subsidiary, following its determination that it no longer met the GAAP criteria for control of that subsidiary. Beginning with the three months ended June 30, 2017, the Company’s consolidated financial statements exclude the results of its Venezuelan subsidiary.
Restructuring and related charges - During the three months ended June 30, 2016, the Company recorded $1.5 million in reversals of previously-recorded restructuring and related charges. During the six months ended June 30, 2016, the Company incurred $21.4 million in restructuring and related charges, including $6.4 million for severance charges and $15.0 million for non-cash asset write-downs associated with the discontinued use of certain trademarks and certain equipment.
Venezuela currency devaluation - During the six months ended June 30, 2016, the Company recorded a charge of $2.7 million related to the devaluation of the Venezuelan Bolivar from the previously-prevailing official exchange rate of 6.3 Bolivars to USD to 10.0 Bolivars to USD.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
Net sales	$397.6	100%	$388.0	100%	$785.3	100%	$750.1	100%
Cost of goods and services sold	272.6	69	254.7	66	526.2	67	493.5	66
Gross profit	125.0	31	133.3	34	259.1	33	256.6	34
Research and development	10.0	2	8.8	2	20.3	2	18.2	2
Selling, general and administrative expenses	60.6	15	62.5	16	122.2	16	120.6	16
Other expense, net	11.7	3	0.8	—	12.6	2	26.6	4
Operating profit	42.7	11	61.2	16	104.0	13	91.2	12
Interest expense, net	2.0	—	1.7	—	3.8	—	3.9	—
Income before income taxes	40.7	11	59.5	16	100.2	13	87.3	12
Income tax expense	2.9	1	17.0	4	5.1	1	23.9	3
Equity in net income of affiliated companies	1.0	—	2.2	1	4.6	1	3.5	—
Net income	$38.8	10%	$44.7	11%	$99.7	13%	$66.9	9%

Net income per share:
Basic	$0.53		$0.61		$1.35		$0.92
Diluted	$0.51		$0.60		$1.32		$0.90

Average common shares outstanding	73.9		73.3		73.6		72.9
Average shares assuming dilution	75.8		74.8		75.7		74.5

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
Net Sales:	2017	2016	2017	2016
Proprietary Products	$312.8	$311.0	$621.6	$601.8
Contract-Manufactured Products	84.9	77.2	164.0	148.8
Eliminations	(0.1)	(0.2)	(0.3)	(0.5)
Consolidated Total	$397.6	$388.0	$785.3	$750.1

Operating Profit (Loss):
Proprietary Products	$56.3	$66.2	$121.2	$128.1
Contract-Manufactured Products	10.5	9.7	19.3	16.7
U.S. pension expense	(1.3)	(2.2)	(2.5)	(4.4)
Stock-based compensation expense	(5.5)	(4.9)	(9.0)	(9.5)
General corporate costs	(6.2)	(9.1)	(13.9)	(15.6)
Adjusted Operating Profit	$53.8	$59.7	$115.1	$115.3
Adjusted Operating Profit Margin	13.5%	15.4%	14.7%	15.4%

Venezuela deconsolidation	(11.1)	—	(11.1)	—
Venezuela currency devaluation	—	—	—	(2.7)
Restructuring and related charges	—	1.5	—	(21.4)
Reported Operating Profit	$42.7	$61.2	$104.0	$91.2
Reported Operating Profit Margin	10.7%	15.8%	13.2%	12.2%

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to "Non-GAAP Financial Measures" for more information
(in millions, except per share data)

Reconciliation of Reported and Adjusted Operating Profit, Net Income and Diluted EPS

Three months ended June 30, 2017	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$42.7	$2.9	$38.8	$0.51
Venezuela deconsolidation	11.1	—	11.1	0.15
Adjusted (Non-GAAP)	$53.8	$2.9	$49.9	$0.66

Six months ended June 30, 2017	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$104.0	$5.1	$99.7	$1.32
Venezuela deconsolidation	11.1	—	11.1	0.15
Adjusted (Non-GAAP)	$115.1	$5.1	$110.8	$1.47

Three months ended June 30, 2016	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$61.2	$17.0	$44.7	$0.60
Restructuring and related charges	(1.5)	(0.5)	(1.0)	(0.01)
Venezuela currency devaluation	—	(0.2)	0.2	—
Adjusted (Non-GAAP)	$59.7	$16.3	$43.9	$0.59

Six months ended June 30, 2016	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$91.2	$23.9	$66.9	$0.90
Restructuring and related charges	21.4	7.4	14.0	0.19
Venezuela currency devaluation	2.7	—	2.7	0.03
Adjusted (Non-GAAP)	$115.3	$31.3	$83.6	$1.12

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to "Non-GAAP Financial Measures" for more information
(in millions, except per share data)

Reconciliation of Net Sales to Net Sales at Constant Currency(1)

Three months ended June 30, 2017	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$312.8	$84.9	$(0.1)	$397.6
Effect of changes in currency translation rates	5.1	0.5	—	5.6
Net sales at constant currency (Non-GAAP)(1)	$317.9	$85.4	$(0.1)	$403.2

Six months ended June 30, 2017	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$621.6	$164.0	$(0.3)	$785.3
Effect of changes in currency translation rates	10.3	1.1	—	11.4
Net sales at constant currency (Non-GAAP)(1)	$631.9	$165.1	$(0.3)	$796.7

Three months ended June 30, 2016	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$311.0	$77.2	$(0.2)	$388.0
Effect of changes in currency translation rates	1.5	(0.3)	—	1.2
Net sales at constant currency (Non-GAAP)(1)	$312.5	$76.9	$(0.2)	$389.2

Six months ended June 30, 2016	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$601.8	$148.8	$(0.5)	$750.1
Effect of changes in currency translation rates	10.4	(0.2)	—	10.2
Net sales at constant currency (Non-GAAP)(1)	$612.2	$148.6	$(0.5)	$760.3

(1) Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to "Non-GAAP Financial Measures" for more information
(in millions, except per share data)

Reconciliation of Reported Diluted EPS Guidance to Adjusted Diluted EPS Guidance

Full Year 2017 Guidance(2) (3)
Reported diluted EPS guidance	$2.51 to $2.58
Venezuela deconsolidation	0.15
Adjusted diluted EPS guidance	$2.66 to $2.73

(2) See “Full-Year 2017 Financial Guidance” and “Non-GAAP Financial Measures” in today’s press release for additional information regarding adjusted diluted EPS.

(3) Guidance includes various currency exchange rate assumptions, most significantly the euro at $1.14 for the remainder of 2017. Actual results will vary as a result of exchange rate variability.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Six Months Ended June 30,
	2017	2016
Depreciation and amortization	$46.8	$45.0
Operating cash flow	$106.0	$79.2
Capital expenditures	$67.0	$74.0

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of June 30, 2017	As of December 31, 2016
Cash and cash equivalents	$226.6	$203.0
Debt	$229.5	$228.6
Equity	$1,242.4	$1,117.5
Net debt-to-total invested capital(4)	0.2%	2.2%
Working capital	$428.8	$400.9

(4) Net debt and total invested capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.

Trademark Notices

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo® Crystal Zenith® and Daikyo® are trademarks of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.